Exhibit 16

BECKSTEAD AND WATTS, LLP

CERTIFIED PUBLIC ACCOUNTANTS

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

January 19, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Players Network, Inc. (the "COMPANY") and reported on the financial statements of the Company for the years ended December 31, 2005. On January 19, 2007, we were notified by the Company that we were dismissed as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K dated January 19, 2007, and we agree with such statements except that we cannot confirm or deny that the appointment of Weaver & Martin, LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/S/ BECKSTEAD AND WATTS, LLP

Beckstead and Watts, LLP